Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Host Hotels & Resorts, Inc.:

We consent to the use of our reports dated February 26, 2007, except as to notes 4, 10, 12, and 16, which are as of May 21, 2007, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule of real estate and accumulated depreciation, which report appears in the Current Report on Form 8-K of Host Hotels & Resorts, Inc. filed May 22, 2007. We also consent to the use of our reports with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which report appear in the Annual Report on Form 10-K of Host Hotels & Resorts, Inc. for the year ended December 31, 2006. Our reports have been incorporated herein by reference. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

McLean, Virginia

June 29, 2007